Exhibit 8.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 HANOVER STREET | PALO ALTO, CA 94304-1115 | TEL: 650-233-4500 | FAX: 650-233-4545

December 2, 2016

Signal Genetics, Inc.

5740 Fleet Street

Carlsbad, CA 92008

Ladies and Gentlemen:

We have acted as counsel to Signal Genetics, Inc., a Delaware corporation (“Signal”), in connection with the proposed merger of Signal Merger Sub, Inc., a wholly owned subsidiary of Signal and a Delaware corporation (“Merger Sub”), with and into Miragen Therapeutics, Inc., a Delaware corporation (“Miragen”), with Miragen continuing as the surviving corporation and as a wholly owned subsidiary of Signal, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 31, 2016 (the “Agreement”), by and among Signal, Merger Sub and Miragen. In connection therewith, we have assisted in the preparation and filing by Signal with the Securities and Exchange Commission of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of shares of Signal’s common stock.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “The Merger–Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the qualifications and limitations set forth therein and herein.

In rendering this opinion, we expressly assume (i) that the statements and facts concerning the merger set forth in the Registration Statement and in the Agreement are true and accurate in all respects, (ii) that the merger will be completed in accordance with the Registration Statement and the Agreement, (iii) that the representations and covenants contained in tax representation letters delivered to us by Signal and Merger Sub and by Miragen are true and accurate, and (iv) that there is no change in applicable law between the date hereof and the effective time of the merger.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

Signal Genetics, Inc.

December 2, 2016

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP